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Exhibit 99.01

June 18, 2001

Xcel Energy News Release

Texas Postpones SPS Deregulation Till 2007
Utility also preserved 'as is' in N.M., Okla., Kan.

    AMARILLO, Texas—A new Texas law will continue Southwestern Public Service Company as a price-regulated electric utility—not subject to the state's "deregulation" plans—for at least five years.

    Texas Governor Rick Perry signed legislation June 15 that selectively postpones deregulation of SPS until 2007, or later. Most other Texas investor-owned utilities will be deregulated Jan. 1, 2002.

    New Mexico, in which SPS also serves, and Oklahoma and Kansas—parts of which are "traditional SPS territory"—similarly have postponed or rejected plans to deregulate electric utilities.

    "This means SPS will continue to operate in all four states as we have traditionally," said Southwestern's president, Gary Gibson. "And our tradition is to provide electric service at prices lower than those offered by comparable utilities in the region.

    "We supported the legislation that postponed deregulation of SPS-served markets. In the long term, a competitive market can provide benefits to customers. But in the short term it would be difficult to realize many of those benefits in the low-cost, SPS-served area," he said.

    "The delays in Texas and New Mexico serve the interests of SPS's retail and wholesale customers, and, in turn, the interests of our wholesale customers' retail customers."

    Gibson commended the legislators from SPS-served areas who supported postponement of deregulation. He said Texas House members Warren Chisum of Pampa and Pete Laney of Hale Center, and Texas Senator Teel Bivins of Amarillo, were primary movers of the Texas legislation.

    "All the legislators from SPS-served areas, in each of our states, sponsored or supported the deregulation delays and preservation of the status quo," he said.

    This year's Texas legislation requires SPS to construct high-voltage transmission lines to interconnect with other electricity suppliers. By 2007, a combination of the new high-voltage lines and Southwestern's existing interconnections will allow competitors to offer service in the region now served by SPS.

    It had appeared the 1999 Texas Electric Choice Act would require SPS to sell most of its power plants. Sale of plant capacity would reduce the company's "market power" in the service territory; and selling the plants to at least four new owners was expected to "create competition" in the SPS-served area. Constructing the high-voltage interconnections is an alternative approach to addressing market power issues.

    David Wilks, Xcel Energy's president of energy supply, praised the new tie-line, "import-export," approach.

    "We are relieved and pleased that we will continue to own and operate all of our Texas and New Mexico power plants—some of the highest-performing units in the nation," he said.

    SPS already is constructing one of the new, high-voltage transmission lines. It is a 345-kilovolt tie between Amarillo and Holcomb, Kan. It will interconnect SPS to a major electricity-exchange point. SPS plans to construct another line, connecting Amarillo and Oklahoma City, before 2007. The company will be studying that line, and others, in the next several years.

    "Improvements such as these will assure that more suppliers can compete in the area. Then, the forces of competition can put downward pressure on prices of service," Gibson said.

    SPS is a regional electric utility that provides retail and wholesale service to about one million persons in a 52,000-square-mile area comprised of the South Plains and Panhandle of Texas, eastern New Mexico, the Oklahoma Panhandle and southwestern Kansas. SPS is an operating company of Minneapolis-based Xcel Energy, the nation's fourth-largest combined electric and natural gas supplier.

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Exhibit 99.01
Xcel Energy News Release